Filed pursuant to Rule 433
July 31, 2006

Relating to
Amendment No. 1 to Pricing Supplement No. 76 dated July 24, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

96% Protected Currency-Linked Notes due February 4, 2008
Based on the Performance of the European Union Euro/Japanese Yen Exchange Rate

Pricing Sheet – July 31, 2006

Offering Price:	$1,000 per Note (100%)
Aggregate Principal Amount:	$5,083,000 (increased from $4,777,000).
Original Issue Date (Settlement):	August 4, 2006
Maturity Date:	February 4, 2008
Pricing Date:	July 24, 2006
Coupon:	None
Maturity Redemption Amount:	$960 plus the Supplemental Redemption Amount (if any).
Supplemental Redemption Amount:	The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Exchange Rate Performance times (iii) the Participation Rate
Exchange Rate Performance:	(Initial Exchange Rate – Final Exchange Rate)/Initial Exchange Rate
Initial Exchange Rate:	147.33325
Final Exchange Rate:	The rate for conversion of the Japanese yen into European Union euros (expressed as the number of units of Japanese yen per one European Union euro) on the Valuation Date.
Valuation Date:	January 24, 2008
Participation Rate:	135%
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61746SCV9
Agent:	Morgan Stanley & Co. Incorporated
Price to Public:	Per Note: 100% ($1,000 per Note)
Total: $5,083,000
Agent’s Commissions:	Per Note: 1.50% ($15 per Note)
Total: $76,245
Proceeds to Company:	Per Note: 98.50%
Total: $5,006,755

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 76, dated July 24, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006